VLOV, Inc. Reports Record Quarterly Financial Results of $21.2 Million in Revenue and Adjusted Fully Diluted EPS of $0.22

-- Q1 2011 Net Sales Up 17% to $21.2 Million

-- Q1 2011 Gross Margin 44.0%

-- Q1 2011 Operating Margin 27.2%

-- Q1 2011 Adjusted Net Income $4.2 Million (Non-GAAP)

XIAMEN, China, May 16, 2011   /PRNewswire-Asia-FirstCall/ -- VLOV, Inc. (OTC Bulletin Board: VLOV - News) ("VLOV" or the "Company"), which designs, sources and markets VLOV-brand fashion-forward apparel for men aged 18-45 in the People's Republic of China, today announced its financial results for the first fiscal quarter ended March 31, 2011.

First quarter ended March 31, 2011 vs. first quarter ended March 31, 2010:
	Q1 2011	Q1 2010	Change
	(unaudited)
Net Sales	$21.2 million	$18.1 million	+17.2%

Gross Profit	$9.3 million	$6.9 million	+34.6%

Income from Operations	$5.8 million	$4.6 million	+25.0%

GAAP Net income attributable to common shareholders	$4.2 million	$0.9 million	+362.6%

Adjusted Net Income*	$4.2 million	$3.4 million	+24.1%

GAAP EPS (Diluted)	$0.23	$0.05	+328.2%

Adjusted EPS (Diluted)*	$0.22	$0.17	+27.7%

Weighted Average Diluted Shares	19,493,371	20,060,571	-(2.8)%

* Excludes $0.2 million of non-cash gains and $2.3 million of non-cash losses related to the change in fair value of the Company's warrants for the three months ended March 31, 2011 and 2010, respectively. For more information about the non-GAAP financial measures contained in this press release, please see "About Non-GAAP Financial Measures" below.

Qingqing Wu, Chairman and CEO of VLOV, commented, " We are pleased to report another strong quarter of financial performance, which reflects the positive consumer response to our fashion forward designs.  We are also seeing increased excitement from our distributors as a result of our continued investments in innovative advertising and marketing programs.  At the same time, we maintained solid operating margins of 27.2%, reflecting the underlying strength of our operating model, which includes outsourced manufacturing."

Mr. Wu added, "We anticipate an enthusiastic response from our distributors at our 2011 Fall/Winter Sales Fair, which commenced this month; the initial feedback has been tremendous.” As of March 31, 2011, our distributors operated 552 POS and 36 stand-alone store locations.

Videos of the VLOV’s most recent spring and summer fashion show in Beijing can be found at http://www.vlov.com.cn.The designs earned Mr. Wu the “Top Ten Designer” award during Beijing Fashion Week.

Results for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010

Net Sales (amounts in thousands, in U.S. Dollars, except for percentages)

Net sales were $21,172 for the three months ended March 31, 2011, compared with $18,067 for the same period in 2010, an increase of $3,105 or 17.19%.  We generate revenue primarily from the sales of our apparel products to our 12 distributors, who retail them at their POS throughout northern, central and southern China. The increase in our net sales was primarily attributable to increases in sales to our distributors in Beijing, Zhejiang and Fujian and an increase in the average unit price of 144.3% period over period.

We have continued to upscale our product offerings to our distributors and have been working with our distributors to sell our products primarily via stand-alone stores and store-in-stores and not through counters and concessions as we believe that stand-alone stores and store-in-stores strengthen our brand image with consumers. As of March 31, 2011, our distributors operated 552 POS that included 36 stand-alone store locations, as compared to 742 POS as of March 31, 2010.

Cost of Sales and Gross Profit Margin (amounts in thousands, in U.S. Dollars, except for percentages)

All of our products are manufactured by third parties, based on orders for our products that we receive from our distributors. Historically, we have outsourced to two types of manufacturers: (1) sub-contractors, which require us to provide them with the raw materials for our products, and (2) O.E.M. manufacturers, that supply their own raw materials. Beginning in 2009, we have shifted our outsourcing entirely to O.E.M. manufacturers. We did not use sub-contractors for manufacturing during the three months ended March 31, 2011 and such type of manufacturing was under 2% of total net sales for the three months ended March 31, 2010.

Total cost of sales for the three months ended March 31, 2011 was $11,856, an increase of $711 or 6.38% from $11,145 for the same period in 2010. As a percentage of total net sales, our cost of sales decreased to 56.00% of total net sales for the three months ended March 31, 2011, down from 61.69% of total net sales for the same period in 2010. Consequently, gross margin as a percentage of total net sales increased to 44.00% for the three months ended March 31, 2011 from 38.31% for the same period in 2010. Our gross margin increased mainly due to an increase of 144.3% in our average selling prices.

Selling, General and Administrative Expenses (amounts in thousands, in U.S. Dollars, except for percentages)

Selling expenses were $2,219 for the three months ended March 31, 2011, compared with $1,484 for the same period in 2010, an increase of $735 or 49.53%.  The increase was mainly due to an increase in advertising expenses related to our marketing efforts in Beijing, Fujian and Zhejiang, from $1,364 for the three months ended March 31, 2010 to $1,414 for the three months ended March 31, 2011. We expect that our selling expenses will continue to increase as we continue our marketing efforts to support our existing distribution network as well as to penetrate potential new markets in these regions.

General and administrative expenses increased to $1,341 for the three months ended March 31, 2011, from $835 for the same period in 2010, an increase of $506 or 60.60%.  The increase was mainly due to the hiring of an outside consulting firm to assist us with brand marketing and positioning for our designs.

Change in Fair Value of Derivative Liability (amounts in thousands, in U.S. Dollars, except for percentages)

We issued common stock purchase warrants to the investors in our financings completed in October, November and December 2009.  These warrants are accounted for at fair value as derivative instruments and are marked-to-market each period, with changes in the fair value charged or credited to income each period and do not impact cash flow as these are non-cash charges. For the three months ended March 31, 2011 and 2010, we recorded a gain of $222 and a loss of  $2,341, respectively. In future periods, we may experience significant gains or losses, as the value of these warrants fluctuates in response to changes in our stock price.

Net Income (amounts in thousands, in U.S. Dollars, except for percentages)

As a result of the foregoing, net income for the three months ended March 31, 2011 was $4,456, an increase of 316.06% from $1,071 for the three months ended March 31, 2010.

Net Income Attributable to Common Shareholders (amounts in thousands, in U.S. Dollars, except for percentages)

Net income attributable to our common shareholders was $4,242 for the three months ended March 31, 2011, compared with $917 of net income attributable to common shareholders from the three months ended March 31, 2010, an increase of 362.60%.

Adjusted Net Income (non-GAAP) (amounts in thousands in U.S. Dollars, except for percentages).

Adjusted net income increased by 24.09% or $822 from $3,412 from the three months ended March 31, 2010 to $4,234 for the three months ended March 31, 2011. Adjusted net income for the three months ended March 31, 2011 excludes $222 of gains related to the derivative warrant liability while adjusted net income excludes $2,341 of losses from the derivative warrant liability. Please see "About Non-GAAP Financial Measures" below.

Balance Sheet

As of March 31, 2011, VLOV had $24.7 million in cash and cash equivalents, $45.5 million in current assets and $5.9 million in total liabilities, which does not include the derivative liability of $1.090 million. The derivative liability reflects the fair value of the Company's outstanding common stock warrants as of March 31, 2011 and will be allocated to equity when the warrants are exercised or eliminated upon warrant expiration.  As of May 9, 2011, VLOV had $24.4 million in cash and cash equivalents.

Transfer of Business Operations from VIE to Subsidiary

Since January 1, 2011, the Company has been in the process of transferring its business operations from Jinjiang Yinglin Fashion Limited ("Yinglin Jinduren") which it controls through contractual arrangements, to Dong Rong (China) Co., Ltd. ("China Dong Rong"), the Company's wholly-owned subsidiary in China. The transfer of all design, marketing, sales and purchasing-related assets and sales contracts previously under Yinglin Jinduren were completed during the first quarter of 2011, and all business operations of the Company are currently conducted by China Dong Rong. As of the date of this press release, only the trademarks remain to be transferred.

2009 Registration Statement Declared Effective on March 30, 2011

On March 30, 2011, VLOV's registration statement (registration number 333-163803) was declared effective. The registration statement registers the shares of series A convertible preferred stock, common stock and related warrants issued in conjunction with VLOV's financing that was completed in December 2009.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for the change in the fair value of the Company's warrants under ASC 815-40-15. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges and gains that our management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement as these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of VLOV. Accordingly, management excludes the change in the fair value of the Company's warrants under ASC 815-40-15 when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Adjusted Net Income (amounts in millions, except for share and per share amounts)
	Three months ended March 31,
	2011	2010
GAAP Net Income (Loss)	$4.46 million	1.07 million
GAAP Fully Diluted Earnings Per Share	0.23	0.05

(Deduction)/ Addition:
(Gain) / Loss on Change in fair value of warrants	(0.22 million)	2.34 million
Non GAAP Net Income	4.23 million	3.41 million
Non GAAP Fully Diluted Earnings Per Share	0.22	0.17
Shares used in computing net income per fully diluted share	19,493,371	20,060,571

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV brand fashion-forward apparel for men ages 18 to 45. As of March 31, 2011, VLOV products were sold through 552 points of sale operated by independent distributors across northern, central and southern China.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov . All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Bennet Tchaikovsky, CFO
VLOV, Inc.
Tel: +1-310-622-4515
Email: bennet@vlov.net

VLOV, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2011	December 31,
	(unaudited)	2010

ASSETS
Current Assets:
Cash and cash equivalents	$24,700	$12,013
Time deposits	-	3,020
Accounts and other receivables	14,657	21,222
Trade deposits	5,975	4,806
Inventories	227	654
Prepaid expenses	-	110
Total current assets	45,559	41,825
Property, plant and equipment, net	35	947
Land use rights	-	261
TOTAL ASSETS	$45,594	$43,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,861	$3,254
Accrued expenses and other payables	1,399	1,446
Amount due to a director/officers	719	162
Derivative liability - common stock warrants	1,090	1,312
Short-term bank loans	-	607
Income taxes payable	1,872	2,259
Total current liabilities	6,941	9,040

Stockholders’ Equity:
Common stock, $0.00001 par value, 100,000,000 shares authorized, 18,556,169 and 18,444,169 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	1	1
Preferred stock, $0.00001 par value, 100,000,000 shares authorized, 936,759 and 1,048,759 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively (liquidation preference $2,679,128 and $2,999,451)	1,324	1,492
Additional paid-in capital	9,041	8,873
Statutory reserve	913	913
Retained earnings	25,615	21,159
Accumulated other comprehensive income	1,759	1,555
Total stockholders' equity	38,653	33,993
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$45,594	$43,033

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Net sales	$21,172	$18,067
Cost of sales	11,856	11,145
Gross profit	9,316	6,922

Operating expenses:
Selling expenses	2,219	1,484
General and administrative expenses	1,341	835
	3,560	2,319

Income from operations	5,756	4,603

Other income (expenses):
Change in fair value of derivative liability	222	(2,341)
Interest income	34	26
Interest expense	(7)	(22)
	249	(2,337)

Income before provision for income taxes	6,005	2,266
Provision for income taxes	1,549	1,195

Net income	4,456	1,071

Other comprehensive income:
Foreign currency translation adjustment	204	(1)

Comprehensive income	$4,660	$1,070

Allocation of net income for calculating basic earnings per share:
Net income attributable to common shareholders	4,242	917
Net income attributable to preferred shareholders	214	154
Net income	$4,456	$1,071

Basic earnings per share- common	$0.23	$0.06

Diluted earnings per share	$0.23	$0.05

Weighted average number of common shares outstanding:
Basic	18,529,480	16,667,957
Diluted	19,493,371	20,060,571

VLOV, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Cash flows from operating activities:
Net income	$4,456	$1,071
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17	17
Loss on disposal of property, plant and equipment	15	-
Change in fair value of derivative liability	(222)	2,341
(Increase) decrease in assets:
Accounts receivables	9,314	(1,983)
Trade deposits	(1,139)	1,975
Inventories	429	(2,077)
Prepaid expenses	110	46
Increase (decrease) in liabilities:
Accounts payable	(1,405)	(728)
Accrued expenses and other payables	(2,706)	14
Income and other tax payables	(396)	(185)

Net cash provided by operating activities	$8,473	$491

Cash flows from investing activities:
Purchases of property, plant and equipment	-	(1)
Proceeds from the sale of property, plant and equipment	1,143	-
Time deposits	3,020	(2,240)
Net cash provided by (used in) investing activities	$4,163	$(2,241)

Cash flows from financing activities:
Amount due to/from a director	560	2,494
Proceeds from debt financing	-	293
Payments of short-term debt	(608)	(440)
Net cash provided by (used in) financing activities	(48)	2,347
Effect of exchange rate changes	99	1
Net increase in cash and cash equivalents	12,687	598
Cash and cash equivalents, beginning of period	12,013	11,036
Cash and cash equivalents, end of period	$24,700	$11,634

Supplemental disclosure of cash flow information:
Interest paid	$7	$2
Income taxes paid	$1,765	$1,092